Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Fourth Quarter and Full Year 2020 Results

Highlights

•	GAAP revenue of $1,140.0 million for the three months ended December 31, 2020, representing a sequential increase of 3.7% compared to the three months ended September 30, 2020.
•	Net new business awards of $1,764.1 million and $5,863.1 million for the three and twelve months ended December 31, 2020, representing book-to-bill ratios of 1.55x and 1.33x, respectively.
▪

Clinical Solutions segment net new business awards of $1,299.3 million and $4,698.7 million for the three and twelve months ended December 31, 2020, representing book-to-bill ratios of 1.52x and 1.42x, respectively, and year-over-year backlog growth of 24.6% as of December 31, 2020.

▪

Commercial Solutions segment net new business awards of $464.8 million and $1,164.4 million for the three and twelve months ended December 31, 2020, representing book-to-bill ratios of 1.63x and 1.05x, respectively.

•	GAAP net income of $91.9 million for the three months ended December 31, 2020, representing growth of 0.9% compared to the three months ended December 31, 2019.
•	Adjusted EBITDA of $194.8 million for the three months ended December 31, 2020, representing growth of 3.3% compared to the three months ended December 31, 2019.
•	GAAP diluted earnings per share of $0.87 for the three months ended December 31, 2020, representing growth of 1.2% compared to the three months ended December 31, 2019.
•	Adjusted diluted earnings per share of $1.11 for the three months ended December 31, 2020, representing growth of 7.8% compared to the three months ended December 31, 2019.
•	Completed acquisitions of Synteract and Illingworth Research Group along with the divestiture of the Company’s medication adherence business.
•

Full year 2021 guidance; revenue of $5,125 million to $5,325 million, GAAP net income of $207.9 million to $234.5 million, adjusted EBITDA of  $745.0 million to $785.0 million, GAAP diluted earnings per share of $1.95 to $2.20, and adjusted diluted earnings per share of $4.09 to $4.38.

MORRISVILLE, N.C. – February 18, 2021 -- Syneos Health (Nasdaq:SYNH), the only fully integrated biopharmaceutical solutions organization, today reported financial results for the three and twelve months ended December 31, 2020.

“We delivered another quarter of strong awards performance, along with sequential revenue growth and robust profitability in the fourth quarter. Our innovative solutions, including Kinetic, continue to resonate with customers and we further strengthened our differentiated model with our acquisitions of Synteract, enhancing our SMID footprint, and Illingworth Research Group, further enabling our in-home capability for Decentralized Solutions,” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “We remain confident in the long-term strength of our business given our record backlog, which we expect to fuel strong growth in both segments for the full year 2021.”

Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.

Fourth Quarter 2020 Results

For the three months ended December 31, 2020, GAAP revenue decreased 6.0% to $1,140.0 million and decreased 6.1% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 7.0% compared to the adjusted revenue from the same period in the prior year. This decrease was driven by revenue declines in both Clinical Solutions and Commercial Solutions, as discussed below.

For the three months ended December 31, 2020, Clinical Solutions GAAP revenue decreased 4.9% to $855.6 million, and decreased 5.0% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 5.9% compared to the adjusted revenue from the same period in the prior year. This decrease was primarily due to the impacts of COVID-19, including the related decline in reimbursable out-of-pocket expenses, and the second quarter divestiture of the Company’s contingent staffing business, partially offset by the positive impacts from the Synteract acquisition and fluctuations in foreign currency exchange rates.

For the three months ended December 31, 2020, Commercial Solutions GAAP revenue decreased 9.3% to $284.5 million from the same period in the prior year. On a constant currency basis, revenue decreased 9.9%. This decrease was primarily due to the impacts of elevated cancellations in the first half of 2020, as well as the impacts of COVID-19, including a disproportionate decline in reimbursable out-of-pocket expenses and delays in new project starts. Further, Commercial Solutions GAAP revenue for the three months ended December 31, 2020 was negatively impacted by the divestiture of the Company’s medication adherence business in November 2020.

GAAP net income for the three months ended December 31, 2020 increased 0.9% to $91.9 million, resulting in diluted earnings per share of $0.87, compared to GAAP net income of $91.1 million, or diluted earnings per share of $0.86, for the three months ended December 31, 2019. The increases in GAAP net income and diluted earnings per share were primarily due to higher income from operations, a decrease in other expenses primarily related to a lower expense from foreign exchange rate fluctuations, a gain on sale of the medication adherence business and lower interest expense, partially offset by a loss on the extinguishment of debt.

Adjusted net income for the three months ended December 31, 2020 increased 7.5% to $116.8 million, resulting in adjusted diluted earnings per share of $1.11, compared to adjusted net income of $108.6 million, or adjusted diluted earnings per share of $1.03 for the three months ended December 31, 2019. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to the increase in adjusted EBITDA, discussed below, and lower interest expense.

Adjusted EBITDA for the three months ended December 31, 2020 increased 3.3% to $194.8 million from the same period in the prior year. The increase in adjusted EBITDA was driven primarily by the impact of the Company’s synergies and cost management strategies, including ForwardBound, partially offset by the impacts of COVID-19.

Full Year 2020 Results

For the twelve months ended December 31, 2020, GAAP revenue decreased 5.6% to $4,415.8 million and decreased 5.7% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 5.8% compared to the adjusted revenue from the same period in the prior year. This decrease was driven by revenue declines in both Clinical Solutions and Commercial Solutions, as discussed below.

For the twelve months ended December 31, 2020, Clinical Solutions GAAP revenue decreased 3.4% to $3,306.7 million, and decreased 3.5% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue decreased 3.7% compared to the adjusted revenue from the same period in the prior year. This decrease was primarily due to the impacts of COVID-19, including the related decline in reimbursable out-of-pocket expenses and the second quarter divestiture of the Company’s contingent staffing business, partially offset by revenue growth during the three months ended March 31, 2020.

For the twelve months ended December 31, 2020, Commercial Solutions GAAP revenue decreased 11.6% to $1,109.0 million from the same period in the prior year. On a constant currency basis, revenue decreased 11.7% compared to the GAAP revenue from the same period in the prior year. This decrease was primarily due to the impact of elevated cancellations during the first half of 2020, as well we the impacts of COVID-19, including a disproportionate decline in reimbursable out-of-pocket expenses and delays in new project starts.

GAAP net income for the twelve months ended December 31, 2020 increased 46.9% to $192.8 million, resulting in diluted earnings per share of $1.83, compared to GAAP net income of $131.3 million, or diluted earnings per share of $1.25, for the twelve months ended December 31, 2019. The increases in GAAP net income and diluted earnings per share were primarily due to higher income from operations, lower interest expense, and a decrease in other expenses primarily due to lower expense from foreign exchange rate fluctuations, partially offset by a higher income tax expense.

Adjusted net income for the twelve months ended December 31, 2020 increased 5.9% to $359.2 million, resulting in adjusted diluted earnings per share of $3.41, compared to adjusted net income of $339.3 million, or adjusted diluted earnings per share of $3.23 for the twelve months ended December 31, 2019. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to lower interest expense, partially offset by a decline in adjusted EBITDA, discussed below.

Adjusted EBITDA for the twelve months ended December 31, 2020 decreased 1.8% to $633.6 million from the same period in the prior year. This decrease in adjusted EBITDA was driven primarily by the impacts of COVID-19, partially offset by the impact of the Company’s synergies and cost management strategies, including ForwardBound. A portion of these cost reductions were due to temporary cost savings measures implemented in response to the uncertainty caused by the COVID-19 pandemic. The majority of these temporary cost savings measures ended in the third quarter of 2020.

Net New Business Awards and Backlog

Net new business awards were $1,764.1 million and $5,863.1 million for the three and twelve months ended December 31, 2020, representing book-to-bill ratios of 1.55x and 1.33x, respectively. Clinical Solutions net new business awards were $1,299.3 million and $4,698.7 million for the three and twelve months ended December 31, 2020, representing a book-to-bill ratio of 1.52x and 1.42x, respectively. Commercial Solutions net new business awards were $464.8 million and $1,164.4 million for the three and twelve months ended December 31, 2020, representing book-to-bill ratios of 1.63x and 1.05x, respectively. These net new business awards contributed to an ending backlog of $10,951.1 million as of December 31, 2020, consisting of $10,239.5 million for Clinical Solutions and $711.6 million for the Deployment Solutions offering within Commercial Solutions.

Liquidity and Capital Management Update

The Company remains confident in its liquidity position, which includes cash on hand of $272.2 million as of December 31, 2020, and access to its revolving credit facility.

During the three months ended December 31, 2020, the Company made $13.5 million and $200.0 million of voluntary prepayments against its Term Loan A and Term Loan B, respectively that were applied to future mandatory principal payment due. The Company is not required to make a mandatory payment against the principal balance of Term Loan A until April 2022 and Term Loan B until maturity in August 2024. The Company also entered into an amendment to the Credit Agreement that extended the maturity date of the Revolver and a portion of Term Loan A to August 1, 2024.

In addition, on November 24, 2020, the Company completed the issuance and sale of $600.0 million aggregate principal amount of 3.625% senior notes due 2029. The Company received net proceeds, after deducting offering expenses, of $592.5 million. The net proceeds of the offering, together with cash on hand, were used for general corporate purposes, including the funding of acquisitions, and for the repayment of indebtedness.

During the three months ended December 31, 2020, the Company repurchased $8.1 million of common stock. On November 17, 2020, the Company’s Board approved a new stock repurchase program effective January 1, 2021, which succeeded the existing stock repurchase program that expired on December 31, 2020. The new stock repurchase program authorizes the Company to repurchase up to $300.0 million of common stock and expires on December 31, 2022. The Company will continue to evaluate the utilization of its share repurchase program as market and economic conditions evolve.

Full Year 2021 Business Outlook

The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, and the Company’s ForwardBound initiative, which includes expansion of the Syneos Operating Network, process optimization, and automation initiatives.  In addition, the guidance presented below represents the Company’s best efforts to estimate the impact of COVID-19 on its business. The severity and duration of the COVID-19 pandemic are outside of the Company’s control and, given the uncertain nature of the pandemic, could cause the Company’s future operating results to be different from our current expectations, particularly if the impact of the pandemic worsens. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and the Company's expected non-GAAP effective tax rate of approximately 24.0% for the year ending December 31, 2021. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding, and does not take into account any share repurchases beyond the fourth quarter of 2020. The Company's full year 2021 guidance is outlined below:

	FY 2021
	Low	High
	(in millions, except per share data)
Revenue	$5,125.0	$5,325.0
GAAP Net Income	207.9	234.5
GAAP Diluted EPS	1.95	2.20
Adjusted EBITDA	745.0	785.0
Adjusted Diluted EPS	$4.09	$4.38

Webcast and Conference Call Details

Syneos Health will host a conference call at 8:00 a.m. ET on February 18, 2021, to discuss its fourth quarter and full year 2020 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call.

An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on February 18, 2021.

About Syneos Health

Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Syneos Health brings together approximately 25,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the future impact of the COVID-19 pandemic on our business, financial results and financial condition, anticipated financial results for the full year 2021, our foundation for growth in 2021, and plans for cost savings and capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: risks associated with the COVID-19 pandemic; the Company's ability to maintain or generate new business awards; the Company's backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in the Company's operating results and effective income tax rate; the Company's ability to adequately price its contracts and not overrun cost estimates; risks related to the Company's information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; any adverse effects from the Company's customer or therapeutic area concentration; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; risks related to the United Kingdom’s withdrawal from the European Union; risks related to the Company's transfer pricing policies; the Company's ability to increase its market share, grow its business, and execute its growth strategies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks associated with the Company's early phase clinical facilities; insurance risk; reliance on key personnel; principal investigators and patients; risks of liability resulting from harm to patients; success of investments in the Company's customers’ business or drugs;  foreign currency exchange rate fluctuations; risks related to the Company's income tax expense and tax reform; risks relating to the Company's intellectual property; risks associated with the Company's acquisition strategy; the degree to which our relationships with existing or potential customers may adversely impact the degree to which other customers or potential customers use our services as a result of competition; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company's dependence on third parties; liability related to our embedded and functional outsourcing services; ability to utilize our net operating loss carryforwards and other tax attributes; downgrades of the Company's credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends;  regulatory risks; trends in the Company's customers’ businesses; the Company's ability to keep pace with rapid technological change; risks related to the Company's indebtedness; risks related to the ownership of our common stock; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as updated by the Company’s other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted revenue, segment adjusted revenue, adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, and non-GAAP effective income tax rate. We also present adjusted revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's adjusted revenues. Constant currency segment revenue growth is defined as revenue for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period’s adjusted or GAAP revenues, as applicable.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.

The Company defines adjusted revenue and segment adjusted revenue as GAAP revenue and segment revenue, respectively, adjusted to include revenue eliminated as a result of purchase accounting.

The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; gain or loss on extinguishment of debt; other income (expense), net; the income tax effect of the above adjustments; and the impact of the base erosion and anti-abuse tax.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.

Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Gary Gatyas Executive Director, External Communications Phone: +1 908 763 3428 Email: gary.gatyas@syneoshealth.com

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Revenue	$1,140,019	$1,212,954	$4,415,777	$4,675,815

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	848,008	927,900	3,398,142	3,645,905
Selling, general, and administrative expenses	108,442	112,421	442,484	446,281
Restructuring and other costs	6,000	2,384	29,414	42,135
Transaction and integration-related expenses	12,342	26,509	30,242	61,275
Depreciation	18,355	18,869	70,185	76,532
Amortization	36,421	41,510	152,167	165,933
Total operating expenses	1,029,568	1,129,593	4,122,634	4,438,061
Income from operations	110,451	83,361	293,143	237,754

Total other expense (income), net:
Interest expense, net	22,754	26,839	90,880	122,278
Loss (gain) on extinguishment of debt	1,235	(14,750)	1,581	(10,395)
Other (income) expense, net	(403)	53,527	(2,976)	24,162
Total other expense, net	23,586	65,616	89,485	136,045
Income before provision for income taxes	86,865	17,745	203,658	101,709
Income tax (benefit) expense	(5,021)	(73,305)	10,871	(29,549)
Net income	$91,886	$91,050	$192,787	$131,258

Earnings per share attributable to common shareholders:
Basic	$0.88	$0.88	$1.85	$1.27
Diluted	$0.87	$0.86	$1.83	$1.25
Weighted average common shares outstanding:
Basic	103,932	103,813	104,168	103,618
Diluted	105,410	105,378	105,465	105,005

Syneos Health, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$272,173	$163,689
Accounts receivable and unbilled services, net	1,344,781	1,303,641
Prepaid expenses and other current assets	121,058	94,834
Total current assets	1,738,012	1,562,164
Property and equipment, net	216,200	203,926
Operating lease right-of-use assets	223,285	218,531
Goodwill	4,776,178	4,350,380
Intangible assets, net	933,525	973,081
Deferred income tax assets	35,059	37,012
Other long-term assets	141,047	108,701
Total assets	$8,063,306	$7,453,795

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$113,684	$136,686
Accrued expenses	611,042	568,911
Deferred revenue	793,068	696,907
Current portion of operating lease obligations	42,082	38,055
Current portion of finance lease obligations	17,455	17,777
Current portion of long-term debt	—	58,125
Total current liabilities	1,577,331	1,516,461
Long-term debt	2,902,054	2,550,395
Operating lease long-term obligations	221,760	218,343
Finance lease long-term obligations	31,522	36,914
Deferred income tax liabilities	20,216	11,101
Other long-term liabilities	68,311	90,927
Total liabilities	4,821,194	4,424,141

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 103,935 and 103,866 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,039	1,039
Additional paid-in capital	3,461,747	3,441,471
Accumulated other comprehensive loss, net of taxes	(40,801)	(71,593)
Accumulated deficit	(179,873)	(341,263)
Total shareholders' equity	3,242,112	3,029,654
Total liabilities and shareholders' equity	$8,063,306	$7,453,795

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$192,787	$131,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	222,352	242,465
Share-based compensation	58,491	55,193
Provision for doubtful accounts	695	1,897
Benefit from deferred income taxes	(3,839)	(40,069)
Foreign currency transaction gains	4,148	11,166
Fair value adjustment of contingent obligations	(3,664)	17,260
Gain on sale of business	(7,133)	—
Loss (gain) on extinguishment of debt	1,581	(10,395)
Other non-cash items	1,765	2,766
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, unbilled services, and deferred revenue	16,316	(120,389)
Accounts payable and accrued expenses	(2,561)	28,316
Other assets and liabilities	(55,445)	(987)
Net cash provided by operating activities	425,493	318,481
Cash flows from investing activities:
Payments associated with business combinations, net of cash acquired	(456,455)	(712)
Proceeds from sale of business	17,970	—
Purchases of property and equipment	(50,010)	(63,973)
Investments in unconsolidated affiliates	(15,589)	(16,976)
Net cash used in investing activities	(504,084)	(81,661)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	600,000	582,000
Payments of debt financing costs	(9,570)	(2,636)
Repayments of long-term debt	(327,294)	(437,936)
Proceeds from accounts receivable financing agreement	31,600	127,815
Repayments of accounts receivable financing agreement	(6,600)	(22,400)
Proceeds from revolving line of credit	300,000	—
Repayments of revolving line of credit	(300,000)	—
Redemption of Senior Notes and associated breakage fees	—	(418,112)
Payments of contingent consideration related to business combinations	(26,634)	(178)
Payments of finance leases	(16,434)	(14,493)
Payments for repurchases of common stock	(70,151)	(56,716)
Proceeds from exercises of stock options	24,568	40,322
Payments related to tax withholdings for share-based compensation	(21,220)	(13,135)
Net cash provided by (used in) financing activities	178,265	(215,469)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	8,810	(13,594)
Net change in cash, cash equivalents, and restricted cash	108,484	7,757
Cash, cash equivalents, and restricted cash - beginning of period	163,689	155,932
Cash, cash equivalents, and restricted cash - end of period	$272,173	$163,689

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Adjusted revenue:
Revenue, as reported	$1,140,019	$1,212,954	$4,415,777	$4,675,815
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	6,375
Adjusted revenue	$1,140,019	$1,214,548	$4,415,777	$4,682,190

Segment adjusted revenue:
Clinical Solutions revenue, as reported	$855,568	$899,289	$3,306,736	$3,421,596
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	6,375
Clinical Solutions adjusted revenue	$855,568	$900,883	$3,306,736	$3,427,971

Commercial Solutions revenue, as reported	$284,451	$313,665	$1,109,041	$1,254,219
Acquisition-related deferred revenue adjustment (a)	—	—	—	—
Commercial Solutions adjusted revenue	$284,451	$313,665	$1,109,041	$1,254,219

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
EBITDA and adjusted EBITDA:
Net income, as reported	$91,886	$91,050	$192,787	$131,258
Interest expense, net	22,754	26,839	90,880	122,278
Income tax (benefit) expense	(5,021)	(73,305)	10,871	(29,549)
Depreciation	18,355	18,869	70,185	76,532
Amortization (b)	36,421	41,510	152,167	165,933
EBITDA	164,395	104,963	516,890	466,452
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	6,375
Restructuring and other costs (c)	6,000	2,384	29,414	42,135
Transaction and integration-related expenses (d)	12,342	26,509	30,242	61,275
Share-based compensation (e)	11,225	14,329	58,491	55,193
Other (income) expense, net (f)	(403)	53,527	(2,976)	24,162
Loss (gain) on extinguishment of debt (g)	1,235	(14,750)	1,581	(10,395)
Adjusted EBITDA	$194,794	$188,556	$633,642	$645,197

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Adjusted net income:
Net income, as reported	$91,886	$91,050	$192,787	$131,258
Acquisition-related deferred revenue adjustment (a)	—	1,594	—	6,375
Amortization (b)	36,421	41,510	152,167	165,933
Restructuring and other costs (c)	6,000	2,384	29,414	42,135
Transaction and integration-related expenses (d)	12,342	26,509	30,242	61,275
Share-based compensation (e)	11,225	14,329	58,491	55,193
Other (income) expense, net (f)	(403)	53,527	(2,976)	24,162
Loss (gain) on extinguishment of debt (g)	1,235	(14,750)	1,581	(10,395)
Income tax adjustment to normalized rate (h)	(41,905)	(85,057)	(102,547)	(121,627)
Impact of base erosion and anti-abuse tax (i)	—	(22,531)	—	(15,054)
Adjusted net income	$116,801	$108,565	$359,159	$339,255

Diluted weighted average common shares outstanding	105,410	105,378	105,465	105,005

Adjusted diluted earnings per share	$1.11	$1.03	$3.41	$3.23
a.	Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.
b.	Represents the amortization of intangible assets associated with acquired backlog, customer relationships, trade names and trademarks, and intellectual property.
c.

Restructuring and other costs consist primarily of severance costs associated with a reduction/optimization of our workforce in line with our expectations of future business operations and termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

d.	Represents fees associated with business combinations, stock repurchases and secondary stock offerings, debt placement and refinancings, and other corporate transactions costs.
e.	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
f.	Other expense (income) is comprised primarily of foreign currency exchange gains and losses.
g.	Loss (gain) on extinguishment of debt is associated with debt prepayments and refinancing activities.
h.

Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 24.0% for the three and twelve months ended December 31, 2020 and 24.0% for the three and twelve months ended December 31, 2019. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

i.	Represents the net income tax expense recorded as a result of the base erosion and anti-abuse tax.

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP

Full Year 2021 Guidance

(in millions, except per share data)

(Unaudited)

	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$207.9	$234.5
Adjustments (a):
Interest expense, net	94.0	94.0
Income tax expense	89.1	100.5
Depreciation	76.0	76.0
Amortization	157.0	157.0
EBITDA	624.0	662.0
Restructuring and other costs	26.0	27.0
Transaction expenses	28.0	28.0
Share-based compensation expense	67.0	68.0
Adjusted EBITDA	$745.0	$785.0

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$207.9	$234.5	$1.95	$2.20
Adjustments:
Amortization (a)	157.0	157.0	1.47	1.47
Restructuring and other costs (a)	26.0	27.0	0.24	0.25
Transaction expenses (a)	28.0	28.0	0.26	0.26
Share-based compensation expense (a)	67.0	68.0	0.63	0.64
Income tax effect of above adjustments (b)	(49.5)	(47.1)	(0.46)	(0.45)
Adjusted net income and adjusted diluted earnings per share (c)(d)	$436.4	$467.4	$4.09	$4.38

a.	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.
b.	Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 24.0%, which represents the Company's estimated full year non-GAAP effective tax rate.
c.	Guidance for Adjusted Diluted EPS incorporates interest expense based upon an assumed one-month LIBOR of 0.6% through the end of 2021.
d.

Guidance for Adjusted Diluted EPS is based on an expectation of a fully diluted weighted average share count for the year ending December 31, 2021 of approximately 106.7 million shares, which will vary by quarter.